LOCK-UP LETTER AGREEMENT
December 5, 2024
BTIG, LLC
65 East 55th Street
New York, NY 10022
Ladies and Gentlemen:

The undersigned understands that you (the “Underwriter”) propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) providing for the purchase by you of shares (the “Shares”) of Class A common stock, par value $0.0001 per share (the “Common Stock”), of United Homes Group, Inc., a Delaware corporation (the “Company”), and that the Underwriter proposes to reoffer the Shares to the public (the “Offering”).
In consideration of the execution of the Underwriting Agreement by the Underwriter, and for other good and valuable consideration, the undersigned hereby irrevocably agrees (the “Lock-Up Agreement”) that, without the prior written consent of the Underwriter, on behalf of the Underwriter, the undersigned will not, directly or indirectly, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of Common Stock (including, without limitation, shares of Common Stock that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the U.S. Securities and Exchange Commission and shares of Common Stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for Common Stock (any such shares of Common Stock the “Locked-Up Securities”), (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise (any such offer, sale, contract to sale, loan, pledge, grant or other disposition, or transfer of economic consequences described in clauses (1) and (2), a “Transfer”), (3) make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock or any other securities of the Company, or (4) publicly disclose the intention to do any of the above, for a period commencing on the date hereof and ending on the 90th day after the date of the Prospectus relating to the Offering.
Notwithstanding anything to the contrary herein, the undersigned may (a) Transfer any of the undersigned’s Locked-Up Securities (or publicly disclose an intention to engage in any such transaction):

(i)   acquired in the Offering (other than in connection with any issuer-directed shares of Common Stock purchased by the undersigned in the Offering) or in the open market or privately negotiated transactions after the completion of the Offering, if and only if (x) such sales are not required to be reported in any public report or filing with the Securities and Exchange Commission, or otherwise and (y) the undersigned does not otherwise voluntarily effect any public filing or report regarding such sales;
(ii)   as a bona fide gift or charitable contribution;
(iii)  to an immediate family member or a trust or other legal entity for the direct or indirect benefit of the undersigned or an immediate family member of the undersigned;
(iv)   by will or intestacy;
(v)    by operation of law pursuant to a domestic relations order, divorce decree or divorce settlement;
(vi)   if the undersigned is a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate of the undersigned, or (B) to a partner (which, for the avoidance of doubt, includes limited partners), member, manager, shareholder or holder of another equity interest, as the case may be, of the undersigned, or to any estate of any of the foregoing (including, for avoidance of doubt, as part of any dividend or distribution to such persons);
(vii)   if the undersigned is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;
(viii)  to the Company in connection with the repurchase of the undersigned’s Locked-Up Securities or a right of first refusal with respect to transfers of such Locked-Up Securities, in each case, in connection with the termination of the undersigned’s employment or other service relationship with the Company pursuant to contractual agreements with the Company;
(ix)    through the disposition or forfeiture of the undersigned’s Locked-Up Securities to the Company to satisfy any income, employment or tax withholding and remittance obligations of the undersigned or the employer of the undersigned in connection with the vesting of restricted stock, restricted stock units or other incentive awards settled in Locked-Up Securities held by the undersigned; provided that such restricted stock, restricted stock units or other incentive awards were granted under a stock incentive plan, stock purchase plan or pursuant to a contractual employment arrangement described in, or filed as an exhibit to, the Registration Statement and were outstanding as of the date first written above;
(x)    to the Company through the exercise of an option granted under a stock incentive plan or stock purchase plan or a warrant described in, or filed as an exhibit to, the Registration Statement by the undersigned, and the receipt by the undersigned from the Company of Locked-Up Securities upon any such exercise, insofar as such option or warrant is outstanding as of the date first written above;

(xi)    pursuant to a bona fide third-party tender offer for all outstanding Common Stock, merger, consolidation or other similar transaction involving a Change of Control of the Company (including, without limitation, the entering into any lock-up, voting or similar agreement pursuant to which the undersigned may agree to transfer, sell, tender or otherwise dispose of Locked-Up Securities or other such securities in connection with such transaction, or vote any Locked-Up Securities or other such securities in favor of any such transaction); provided that, if such Change of Control transaction is not completed, this clause (a)(xi) shall not be applicable and the undersigned’s shares shall remain subject to the restrictions contained in this Lock-Up Agreement; or
(xii)   to a nominee or custodian of a person or entity to whom a Transfer would be permissible under clauses (ii) through (vii);
or (b) establish a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of the undersigned’s shares of Common Stock; provided that (i) such plan does not provide for the transfer of shares during the Lock-Up Period and (ii) no public filing, report or announcement regarding the establishment of such plan shall be voluntarily made and, if required, such public announcement, report or filing shall include a statement to the effect that no transfer of the undersigned’s Locked-Up Securities may be made under such plan during the Lock-Up Period.
In addition, provided in the case of clauses (a)(ii), (iii), (iv), (v), (vi), (vii) and (xii) above, it shall be a condition to such transfer that each transferee, donee or distributee sign and deliver a lock-up agreement substantially in the form of this Lock-Up Agreement; provided further in the case of clauses (a)(ii), (iii), (iv), (vi) and (vii), any such transfer shall not involve a disposition for value.
For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage, domestic partnership or adoption, not more remote than first cousin, and “Change of Control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an Underwriter pursuant to the Offering), of the Company’s voting securities if, after such transfer, such person or group of affiliated persons would hold more than 50% of the voting power represented by the outstanding securities of the Company (or the surviving entity).
The Underwriter hereby agrees that if any party to a lock-up agreement with respect to the Company is formally or informally released or waived from any or all of its obligations thereunder (the “Released Party”), the undersigned will be similarly and contemporaneously released or waived from its obligations hereunder (which, for the avoidance of doubt, will include a release or waiver of the same percentage of its Securities as was granted to the Released Party), and the Underwriter agrees to provide notice thereof to the undersigned at least three business days prior thereto.  The Underwriter further agrees that this agreement will automatically terminate if the Underwriter permits the Company to effect any sale or distribution of Locked-Up Securities during the Lock-Up Period (other than in the Offering), and the Underwriter agrees to provide notice thereof to the undersigned at least three business days prior thereto.

In furtherance of the foregoing, the Company and its transfer agent are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Letter Agreement.
It is understood that, if the Company notifies the Underwriter that it does not intend to proceed with the Offering, if the Underwriting Agreement does not become effective, or if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Shares, the undersigned will be released from its obligations under this Lock-Up Letter Agreement.
The undersigned understands that the Company and the Underwriter will proceed with the Offering in reliance on this Lock-Up Letter Agreement.
Whether or not the Offering actually occurs depends on a number of factors, including market conditions. Any Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company the Selling Stockholders named therein and the Underwriter.
This Lock-Up Letter Agreement shall automatically terminate upon the earliest to occur, if any, of (1) prior to the execution of the Underwriting Agreement, any of the Company, each of the Selling Stockholders or the Underwriter notifies the other parties in writing that it has determined not to proceed with the Offering, (2) the termination of the Underwriting Agreement before the sale of any Shares to the Underwriter or (3) December 31, 2024, if the Offering has not been completed by that date.

This Lock-Up Agreement and all matters arising hereunder or in connection herewith shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts of laws provisions thereof to the extent they would result in the application of the laws of any other jurisdiction. Each party hereto hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Lock-Up Agreement or the transactions contemplated hereby.

[Signature page follows]

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Letter Agreement and that, upon request, the undersigned will execute any additional documents necessary in connection with the enforcement hereof. Any obligations of the undersigned shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

Very truly yours,

CONVERSANT OPPORTUNITY MASTER FUND LP, as nominee for Conversant Opportunity Master Fund Sub LLC

By: Conversant GP Holdings LLC Its: General Partner

By:	/s/ Paul Dumaine
Name: Paul Dumaine
Title: General Counsel

Dated: December 5, 2024

Accepted and agreed:

BTIG, LLC

By: /s/ Mike Passaro
Authorized Representative